Exhibit 99.5

Consent of Director Nominee

Six15 Technologies Holding Corp. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of Six15 Technologies Holding Corp. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Board of Directors of Six15 Technologies Holding Corp. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Kevin McGowan
Name:	Kevin McGowan